                                                                   Exhibit 10.16



                            ASSET PURCHASE AGREEMENT


                                  dated as of

                                October 31, 1997


                                     among



                           KYLE CELLULAR CORPORATION,

                            PRICELLULAR CORPORATION,

                                      and

                          TENNESSEE 04 PARTNERS, L.P.


                                 as amended by

                            Amendment No. 1 thereto

                                  dated as of

                                 March 27, 1998

                               TABLE OF CONTENTS

                                 -------------

                                                                            Page
                                                                            ----

                              ARTICLE 1 DEFINITIONS
                              ---------------------

Section 1.01.   Definitions.................................................. 1
                                                                              -

                           ARTICLE 2 PURCHASE AND SALE
                           ---------------------------

Section 2.01.  Purchase and Sale............................................. 9
                                                                              -
Section 2.02.  Assumption of Liabilities..................................... 9
                                                                              -
Section 2.03.  Excluded Liabilities..........................................10
                                                                             --
Section 2.04.  Assignments of Contracts and Rights...........................11
                                                                             --
Section 2.05.  Closing.......................................................11
                                                                             --
Section 2.06.  Determination of Current Assets, Adjusted Accounts
      Receivable.............................................................12
                                                                             --
Section 2.07.  Allocation of Purchase Price..................................13
                                                                             --
Section 2.08.  Cut-off and Prorations........................................14
                                                                             --

               ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER
               --------------------------------------------------

Section 3.01.  Existence and Power...........................................15
                                                                             --
Section 3.02.  Authorization.................................................16
                                                                             --
Section 3.03.  Governmental Authorization....................................16
                                                                             --
Section 3.04.  Non-contravention.............................................16
                                                                             --
Section 3.05.  Required Consents.............................................17
                                                                             --
Section 3.06.  Absence of Certain Changes....................................17
                                                                             --
Section 3.07.  Insurance.....................................................18
                                                                             --
Section 3.08.  Properties....................................................18
                                                                             --
Section 3.09.  Sufficiency of  the Purchased Assets..........................20
                                                                             --
Section 3.10.  No Undisclosed Liabilities....................................20
                                                                             --
Section 3.11.  Litigation....................................................20
                                                                             --
Section 3.12.  Material Contracts............................................20
                                                                             --
Section 3.13.  Licenses and Operations.......................................22
                                                                             --
Section 3.14.  Compliance with Law...........................................22
                                                                             --
Section 3.15.  No Brokers....................................................23
                                                                             --
Section 3.16.  Inventories...................................................23
                                                                             --
Section 3.17.  Accuracy of Statements........................................23
                                                                             --
Section 3.18.  Environmental Compliance......................................24
                                                                             --
Section 3.19.  Financial Statements..........................................25
                                                                             --
Section 3.20.  Rate Plans....................................................25
                                                                             --
Section 3.21.  FCC and Other Governmental Reports............................26
                                                                             --
Section 3.22.  Subscribers...................................................26
                                                                             --

                                                                            Page
                                                                            ----

Section 3.23.  Books and Records.............................................26
                                                                             --
Section 3.24.  Qualifications................................................26
                                                                             --
Section 3.25.  Deposits......................................................26
                                                                             --
Section 3.26.  Insolvency Proceedings........................................27
                                                                             --

                ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER
                -------------------------------------------------


Section 4.01.  Organization and Existence....................................27
                                                                             --
Section 4.02.  Authorization.................................................27
                                                                             --
Section 4.03.  Governmental Authorization....................................27
                                                                             --
Section 4.04.  Non-contravention.............................................28
                                                                             --
Section 4.05.  No Brokers....................................................28
                                                                             --
Section 4.06.  Accuracy of Statements........................................28
                                                                             --
Section 4.07.  Financing; Qualifications.....................................28
                                                                             --
Section 4.08.  Litigation....................................................28
                                                                             --
Section 4.09.  Additional Representation.....................................29
                                                                             --

                          ARTICLE 5 COVENANTS OF SELLER
                          -----------------------------


Section 5.01.  Changes in Charter Documents..................................29
                                                                             --
Section 5.02.  No Change in Representations and Warranties...................29
                                                                             --
Section 5.03.  Cooperation in Obtaining Approvals............................29
                                                                             --
Section 5.04.  Access........................................................30
                                                                             --
Section 5.05.  Conduct of Business...........................................30
                                                                             --
Section 5.06.  Notice of Certain Events......................................31
                                                                             --
Section 5.07.  Exclusive Dealing.............................................32
                                                                             --
Section 5.08.  Seller Financial Statements...................................32
                                                                             --

                   ARTICLE 6 COVENANTS OF ACQUIRING COMPANIES
                   ------------------------------------------


Section 6.01.  Access........................................................32
                                                                             --
Section 6.02.  No Change in Representations and Warranties...................33
                                                                             --


                       ARTICLE 7 COVENANTS OF ALL PARTIES
                       ----------------------------------


Section 7.01.  Regulatory Approval...........................................33
                                                                             --
Section 7.02.  Confidentiality...............................................33
                                                                             --
Section 7.03.  Best Efforts; Further Assurances..............................34
                                                                             --
Section 7.04.  Public Announcements..........................................35
                                                                             --
Section 7.05.  GTE Switching Services Agreement..............................35
                                                                             --

                                                                            Page
                                                                            ----
                              ARTICLE 8 TAX MATTERS
                              ---------------------

Section 8.01.  Tax Matters...................................................35
                                                                             --
Section 8.02.  Tax Cooperation; Allocation of Taxes..........................36
                                                                             --


                         ARTICLE 9 CONDITIONS TO CLOSING
                         -------------------------------


Section 9.01.  Conditions to the Obligations of Each Party...................37
                                                                             --
Section 9.02.  Conditions to the Obligations of the Acquiring Companies......38
                                                                             --
Section 9.03.  Conditions to the Obligations of Seller.......................40
                                                                             --

                      ARTICLE 10 SURVIVAL; INDEMNIFICATION
                      ------------------------------------


Section 10.01. Survival......................................................41
                                                                             --
Section 10.02. Indemnification...............................................42
                                                                             --
Section 10.03. Procedures....................................................43
                                                                             --
Section 10.04. Escrow........................................................45
                                                                             --

                             ARTICLE 11 TERMINATION
                             ----------------------


Section 11.01. Termination...................................................46
                                                                             --


                     ARTICLE 12 OBLIGATIONS OF PRICELLULAR
                     -------------------------------------


Section 12.01. Guaranty by PriCellular of Buyer's Obligations................47
                                                                             --
Section 12.02. Representations and Warranties of PriCellular.................48
                                                                             --


                            ARTICLE 13 MISCELLANEOUS
                            ------------------------


Section 13.01. Expenses......................................................49
                                                                             --
Section 13.02. Notices.......................................................50
                                                                             --
Section 13.03. Counterparts..................................................51
                                                                             --
Section 13.04. Amendments and Waivers........................................51
                                                                             --
Section 13.05. Entire Agreement..............................................51
                                                                             --
Section 13.06. Invalidity of Any Provision...................................51
                                                                             --
Section 13.07. Successors and Assigns........................................51
                                                                             --
Section 13.08. Governing Law.................................................52
                                                                             --
Section 13.09. Captions......................................................52
                                                                             --

                             SCHEDULE and EXHIBITS
                             ---------------------


Schedule 1.01(a)     -    Excluded Assets
Schedule 1.01(b)     -    Purchased Assets
Schedule 2.02(a)     -    Assumed Liabilities
Schedule 3.05        -    Required Consents
Schedule 3.06        -    Absence of Certain Changes
Schedule 3.08        -    Permitted Liens with Respect to Real Property
Schedule 3.10        -    Undisclosed Liabilities
Schedule 3.11        -    Litigation
Schedule 3.12        -    Material Contracts
Schedule 3.13        -    Licenses
Schedule 3.18        -    Environmental Matters
Schedule 3.22        -    Subscriber Agreements

EXHIBIT A            -    Form of Assignment and Assumption Agreement

                            ASSET PURCHASE AGREEMENT


     AGREEMENT (the "AGREEMENT") dated as of October 31,1997 among Kyle Cellular Corporation, a Delaware corporation ("BUYER"), PriCellular Corporation, a Delaware corporation of which Buyer is a wholly-owned subsidiary ("PRICELLULAR" and, together with Buyer, the "ACQUIRING COMPANIES"), and Tennessee 04 Partners, L.P., a Delaware limited partnership ("SELLER").

     WHEREAS, Seller is the licensee of the non-wireline cellular operating license (Call Sign KNKN526) and any associated microwave licenses (collectively, the "FCC LICENSE") granted by the Federal Communications Commission with respect to Rural Service Area No. 4 in the State of Tennessee (Market No. 646A) ("TN-4"), and owns or has the right to use all real property, leases, cell sites, towers, radio equipment, antenna and related equipment and all other assets used in connection with the provision of cellular mobile telephone service to TN-4 and operates the non-wireline cellular mobile telephone system in TN-4 (the "SYSTEM"); and

     WHEREAS, PriCellular owns all of the issued and outstanding capital stock of Buyer;

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     Section 1.01. Definitions. (a) The following terms, as used herein, shall have the following meanings:

    "ACQUISITION AGREEMENTS" means this Agreement and the Sales Agreement.

    "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "AFFILIATED COMPANY" means each Affiliate of Seller, and every corporation or trade or business, whether or not incorporated, which is from time to time a member of a controlled group or a group under common control with Seller within the meaning of Section 414 of the Code or Section 4000(b)(1) of ERISA.

    "BALANCE SHEET" as of any date means the Income Tax Basis statement of assets, liabilities and partners' deficit of Seller as of such date.

    "BALANCE SHEET DATE" means September 30, 1997.

    "BENEFIT ARRANGEMENT" means any employment, severance or similar contract, arrangement or policy, or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Benefit Plan, (ii) is entered into or maintained, as the case may be, by Seller or an Affiliated Company and (iii) covers any employee or former employee of Seller.

    "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

    "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

    "CLOSING STATEMENT" means the statement of Current Assets and Current Liabilities as delivered by Seller prior to the Closing under Section 2.06 and thereafter adjusted in accordance with Section 2.06.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended, and any successor statute enacted, and the rules, regulations and written decisions and policies promulgated thereunder.

    "CONTRACTS" has the meaning set forth in clause (c) of the definition of Purchased Assets.

    "CURRENT ASSETS" means the following current assets of Seller: accounts receivable, inventory (but only recent-model telephones purchased in the six months prior to Closing that are unused and in their original packaging) and earnest money deposits.

    "CURRENT LIABILITIES" means the following current liabilities of Seller: customer deposits and unearned revenue.

    "EFFECTIVE DATE" means (i) January 1, 1998, if the Closing occurs on or before January 16, 1998 or (ii) the Closing Date, if the Closing occurs after January 16, 1998.

    "EMPLOYEE BENEFIT PLANS" means all employee benefit plans within the meaning of Section 3(3) of ERISA, whether or not any such Employee Benefit Plans are otherwise exempt from the provisions of ERISA, if any, established, maintained or contributed to by Seller or any Affiliated Company which cover any employee or former employee of Seller.

    "ENVIRONMENTAL LAWS" means any and all applicable federal, state and local statutes, laws, regulations, codes, licenses, permits, governmental restrictions, orders, decrees, judgments or injunctions each as now in effect relating to the protection of the environment or public health and safety or to Releases of Hazardous Substances into the environment, including, but not limited to, ambient air, surface water, groundwater or land, or otherwise relating to the presence, manufacture, processing, distribution, use, operation, treatment, storage, disposal, transport or handling of Hazardous Substances or wastes or the clean-up or other remediation thereof.

    "ENVIRONMENTAL LIABILITIES" means any and all liabilities of or relating to Seller, the System, System Operations, the Real Estate or the Purchased Assets, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws (including without limitation any matters disclosed or required to be disclosed on Schedule 3.18 attached hereto) and (ii) relate to actions occurring or conditions arising during the period of Seller's ownership and operation of the System, System Operations, Real Estate or the Purchased Assets.

    "ESCROW AGENT" means Morgan Guaranty Trust Company of New York (or some other bank reasonably acceptable to Seller).

    "ESCROW AGREEMENT" means the agreement among Buyer, Seller and the Escrow Agent as mutually agreed by the parties thereto.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "EXCLUDED ASSETS" means (i) cash, cash equivalents and marketable securities of Seller, (ii) software which is readily replaceable or immaterial to the operation of the system and which Seller does not have the right to assign,
(iii) subject to Section 7.05, the GTE Switching Services Agreement, (iv) the equipment at two of Seller's sites and the rights to use 38 GHz licenses that are currently owned by or licensed to, as applicable, Bachow Communications Inc. and described on Schedule 101 hereto, (v) other assets and properties listed in
Schedule 1.01(a), (vi) any asset of Seller sold or otherwise disposed of in the ordinary course of business and not in violation of any provisions of this Agreement, (vii) inventory not included in the Purchased Assets and (viii) the organizational and partnership records of Seller.

    "FAA" means the Federal Aviation Administration.

    "FCC" means the Federal Communications Commission or any successor governmental entity or entities that have jurisdiction over matters which as of the date hereof are within the jurisdiction of the Federal Communications Commission.

    "FINAL ORDER" means an action by the FCC, state regulatory authority or a court of competent jurisdiction as to which (i) no request for stay by the FCC, state regulatory authority or a court of competent jurisdiction, as applicable, is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, such deadline has passed; (ii) no petition for rehearing or reconsideration or application for review of the action is pending before the FCC, state regulatory authority or court of competent jurisdiction, as applicable, and the time for filing any such application or petition has passed; (iii) the FCC, state regulatory authority or court of competent jurisdiction, as applicable, does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court of competent jurisdiction, or request for stay by a court of competent jurisdiction, of the FCC's, the state regulatory authority's or the court's action, as applicable, is pending or in effect and, if any deadline for filing any such appeal or request is designated by statute or rule, such deadline has passed, or if challenged, such action shall have been reaffirmed or upheld and the applicable period for seeking further administrative or judicial review shall have expired without the filing of any action, petition or request for further review.

    "GTE SWITCHING SERVICES AGREEMENT" means that agreement dated August 28, 1991 between Seller and Contel Cellular, Inc. (as amended on September 14, 1993, January 10, 1994 and by an undated Letter Addendum relating to software).

    "HAZARDOUS SUBSTANCES" means any pollutant, contaminant, chemical or hazardous, toxic, radioactive or corrosive substance or waste or any substance having any constituent elements displaying any of the foregoing characteristics, including without limitation, petroleum, its derivatives, by-products and hydrocarbons and any substance regulated under or defined by any Environmental Laws.

    "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "INCOME STATEMENT" for any period means the Income Tax Basis statement of changes in partners' deficit, of revenues and expenses and of cash flows for the years then ended.

    "INCOME TAX BASIS" means the basis of accounting followed for United States federal income tax reporting purposes.

    "INTERIM STATEMENTS" means the unaudited Balance Sheet and the related Income Statements (excluding the statement of changes in partners' deficit) of Seller for the periods ended on March 31, 1997, June 30, 1997 and September 30, 1997, as well as any subsequent monthly financial statements delivered pursuant to Section 5.08.

    "LICENSES" means all franchises, licenses (including the FCC License), permits, certificates and other authorizations required under applicable law, ordinance or regulation of any governmental authority, federal, state or local.

    "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement and without limiting the foregoing, a Person shall be deemed to own subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

    "MATERIAL ADVERSE EFFECT" means a material adverse effect on the Purchased Assets taken as a whole or on the business, assets, financial condition or results of operations of the System Operations taken as a whole.

    "1996 STATEMENTS" means the Balance Sheet as of December 31, 1996 and the Income Statement for the twelve-month period ended December 31, 1996, together with accompanying notes thereto, prepared on an Income Tax Basis.

    "1996 BALANCE SHEET" means the Balance Sheet as of December 31, 1996, as set forth in the 1996 Statements.

    "PERMITTED LIENS" means Liens consisting of zoning or planning restrictions, easements, permits or other restrictions or limitations on the use of the Real Estate or irregularities in title thereto which do not materially detract from the value of, or materially impair the current use of, such Real Estate in the operation of the System, tax liens for amounts not yet due, and other matters of record, provided that any Liens securing the payment of money shall be removed of record at or prior to Closing.

    "PERSON" means any individual, partnership, corporation, estate, trust, unincorporated organization, limited liability company, association, private foundation, joint stock company, joint venture or other entity or a government, agency, political subdivision, instrumentality or division thereof.

    "POST-CLOSING TAX PERIOD" means any Tax period (or portion thereof) beginning on or after the Effective Date.

    "PRE-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending before the Effective Date.

    "PURCHASE PRICE" means an amount equal to (i) $73,000,000, (ii) plus the amount of Current Assets as of the Effective Date, as determined pursuant to
Section 206 hereof, (iii) less the amount of Current Liabilities as of the Effective Date, as determined pursuant to Section 2.06 hereof, and (iv) plus an amount equal to the product of (x) $8,000 and (y) the number of days, if any, from (and including) the Effective Date to (but excluding) the Closing Date.

    "PURCHASED ASSETS" means all of the assets, properties and business, of every kind and description (other than the Excluded Assets), wherever located, real, personal or mixed, tangible or intangible whether now owned or held by Seller or hereafter acquired by Seller on or prior to the Closing Date and used in connection with the System or the System Operations, including, without limitation, the assets shown on Schedule 1.01(b) attached hereto as owned by Seller and:

           (a) all transmitters, switching and receiving equipment, technical facilities, towers, microwave equipment, antennas, generators, power supply equipment, office equipment and supplies, computers and software, telephone units, inventory and other tangible personal property now owned by Seller or hereafter acquired by Seller on or prior to the Closing Date and used in connection with the System or the System Operations;

           (b) all Real Estate now owned by Seller or hereafter acquired by Seller on or prior to the Closing Date and used in connection with the System or the System Operations;

           (c) all rights of Seller under all contracts, agreements, leases, non-governmental licenses, commitments, sales and purchase orders and other instruments which relate to the Purchased Assets, the Real Estate, the System or the System Operations, (collectively, the "CONTRACTS");

           (d) all prepaid expenses, including but not limited to ad valorem taxes, leases and rentals;

           (e) all of Seller's rights, claims, credits, causes of action or rights of set-off against third parties which constitute Current Assets or offset Current Liabilities and relate to the Purchased Assets, the System or the System Operations, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties;

           (f) all licenses, permits or other governmental authorizations relating to any of the Purchased Assets, the System or the System Operations, including without limitation the FCC License;

           (g) all books, records, files and papers (including tax records), whether in hard copy or computer format, relating to any of the Purchased Assets, the System or the System Operations, including without limitation
     (i) customer contracts and books and records relating to the purchase of materials and supplies, invoices, customer lists, personnel records and subscriber information, (ii) public file materials, logs and engineering records, (iii) plans, diagrams, blueprints, schematics, filings with governmental agencies and executed copies of all contracts and subscriber agreements and (iv) billing records (for a minimum of one year prior to closing), billing and service contracts and related information; and

           (h) all accounts, notes and other receivables.

"REAL ESTATE" means the real property and all buildings, fixtures and improvements owned, leased or licensed by Seller or otherwise used or held principally in connection with the System Operations.

    "REGULATED ENVIRONMENTAL ACTIVITY" means any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substances.

    "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, dumping, deposit, disposal, discharge, dispersal, leaching or migration into the environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

    "SALES AGREEMENT" means the Assignment and Assumption Agreement by and among Buyer and Seller in the form of Exhibit A attached hereto.

    "SYSTEM OPERATIONS" means any and all business operations of Seller.

    "TAX" means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, registration, recording, documentary, conveyancing, gains, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

               Acquiring Companies               preamble
               Adjusted Accounts Receivable      2.07
               Agreement                         preamble
               Allocation Statement              2.07
               Apportioned Obligations           8.02
               Assumed Liabilities               2.02
               Buyer                             preamble
               Buyer Obligations                 12.01
               Closing                           2.05
               Closing Date                      2.05
               Closing Deposit Liabilities       2.02
               Closing Unearned
                    Revenue Liabilities          2.02
               Excluded Liabilities              2.03
               FCC License                       recitals
               Interim Statements                5.08
               Loss                              10.02
               PriCellular                       preamble
               Required Consents                 3.05
               Seller                            preamble
               System                            recitals
               TN-4                              recitals
               Transfer Taxes                    8.02

                                   ARTICLE 2
                               PURCHASE AND SALE

Section 2.01. Purchase and Sale. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer agrees to purchase from Seller and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer all of Seller's right, title and interest in, to and under the Purchased Assets (including good and marketable title to owned Real Estate), free and clear of all Liens other than Permitted Liens.

      SECTION 2.02.

Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective on the Effective Date, to assume the following liabilities and obligations of Seller (the "ASSUMED LIABILITIES"):

     (a) all liabilities and obligations of Seller arising with respect to post-Closing periods under (i) the Contracts listed on Schedule 2.02(a) attached hereto, (ii) Contracts entered into by Seller with subscribers in the ordinary course of business prior to the Closing and (iii) any other Contracts entered into by Seller with the consent of Buyer (which consent is not to be unreasonably withheld or delayed) in the ordinary course of business prior to the Closing (but excluding in all of the foregoing cases any liabilities or obligations attributable to any failure by Seller to comply with the terms thereof);

     (b) liabilities set forth on the Closing Statement to refund the security deposits to the customers who are entitled to receive same in accordance with the terms of their service contract, provided that the aggregate amount of liabilities assumed hereunder does not exceed the aggregate liability for such amount set forth in the Closing Statement ("CLOSING DEPOSIT LIABILITIES");

(c) liabilities set forth on the Closing Statement for unearned revenue, provided that the aggregate amount of liabilities assumed hereunder does not exceed the aggregate liability for such amount set forth in the Closing Statement ("CLOSING UNEARNED REVENUE LIABILITIES");

     (d) liabilities which relate to periods on or after the Effective Date in respect of which prorations are made under Section 2.08 and liabilities which relate to periods prior to the Effective Date for which Seller has paid Buyer; and

     (e) subject to Section 8.02, any liability or obligation for Taxes arising from or with respect to the Purchased Assets, the System or the System Operations which is incurred in or attributable to any Post-Closing Tax Period.

     Section 2.03. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the "EXCLUDED LIABILITIES"), and, notwithstanding anything to the contrary in this Agreement and without limiting the foregoing, none of the following shall be Assumed Liabilities for the purposes of this Agreement but rather shall be Excluded Liabilities:

     (a) subject to Section 8.02, any liability or obligation for Taxes arising from or with respect to the Purchased Assets, the System or the System Operations which is incurred in or attributable to any Pre-Closing Tax Period;

     (b) any liability or obligation of Seller or any Affiliated Company relating to current and former employees, Employee Benefit Plans or Benefit Arrangements (including, without limitation, liabilities and obligations under ERISA, the Code and any other applicable statutes, orders, rules and regulations);

     (c) any liability or obligation relating to any asset that is an Excluded Asset or is otherwise not a Purchased Asset;

     (d)  any Environmental Liability;

     (e) any liability or obligation relating to any brokerage commissions, finder's fees or similar fees directly or indirectly related to the transactions contemplated by this Agreement based in any way on any arrangements, agreements or understandings made by or on behalf of Seller, including any such payments due to Daniels & Associates, L.P.; and

(f) liabilities for (i) customer deposits other than the Closing Deposit Liabilities and (ii) unearned revenue other than the Closing Unearned Revenue Liabilities.

     Section 2.04.

Assignments of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Seller and Buyer will use their best efforts (but without any payment of money by Seller or Buyer, except that Buyer will make reasonable prepayments if required by the consenting party) to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would materially adversely affect the rights of Buyer thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received after the Closing by Seller with respect to any Purchased Asset (including all Current Assets) or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. In such event, Seller and Buyer shall, to the extent the material benefits therefrom and obligations thereunder have not been provided by alternate arrangements satisfactory to Buyer and Seller, negotiate in good faith an adjustment in the consideration paid by Buyer for the Purchased Assets, to the extent not otherwise adjusted pursuant to Section 2.06 hereof.

     Section 2.05.

Closing. The closing of the transactions contemplated herein (the "CLOSING") will take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York beginning at 10:00 A.M. local time on the later of (i) January 2, 1998 and (ii) the first business day following the date on which the conditions to Closing under Sections 9.01(a) and 9.01(d) shall have been satisfied (such date, the "CLOSING DATE"). At the Closing:

     (a)  Seller shall deliver to Buyer:

          (i)  the Sales Agreement executed by Seller;

         (ii) a Special Warranty Deed or assignment of lease, as applicable, in form and substance reasonably satisfactory to Buyer, for each parcel of real estate included in the Purchased Assets;

        (iii)  all of the documents and instruments to be delivered pursuant to
Section 9.02 hereof;

         (iv) all licenses and other agreements relating to Seller's right, title and interest in, and operation of, the Purchased Assets; and

          (v) such further instruments and documents, in form and content reasonably satisfactory to Buyer, as may be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement and convey the Purchased Assets to Buyer.

(b)  The Acquiring Companies shall deliver to Seller:

          (i) immediately available funds by wire transfer to accounts designated by Seller by notice to Buyer no later than two (2) Business Days before the Closing Date, in an amount equal to the Purchase Price (using the estimate of Current Assets and Current Liabilities as determined pursuant to
Section 2.06(a)) minus the Initial Escrow Amount, which payment shall, subject to adjustment pursuant to Section 2.06 hereof, constitute payment of the Purchase Price due hereunder;

         (ii)  the Sales Agreement executed by Buyer;

        (iii) all of the documents and instruments required to be delivered pursuant to Section 9.03 hereof; and

         (iv) such further instruments and documents, in form and content reasonably satisfactory to Seller, as may be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement.

       (c) The Acquiring Companies shall deliver to the Escrow Agent $7,500,000 (the "INITIAL ESCROW AMOUNT") in immediately available funds by wire transfer for deposit pursuant to the Escrow Agreement.

     Section 2.06. Determination of Current Assets, Adjusted Accounts Receivable. (a) No later than five (5) Business Days prior to the Closing Date, Seller shall make a good faith estimate of the Current Assets and Current Liabilities as of the Effective Date. Such estimate shall be used for purposes of calculating the Purchase Price. In connection therewith, (i) Seller shall make available to Buyer such documentation, back-up, invoices and books and records of Seller as Buyer may reasonably request and (ii) prior to Closing, Seller and Buyer shall jointly conduct a physical count of the Inventory to be included in the Current Assets.

       (b) As soon as reasonably possible after the Closing Date and prior to the sixtieth (60th) day after the Closing, Seller shall determine the Current Assets and Current Liabilities as of the Effective Date, and present its determination to Buyer, together with such documentation, back-up, invoices and books and records of Seller as Buyer may reasonably request. Buyer shall cooperate with Seller in its determination, may (but shall not be obligated to) participate at its own expense in such determination and shall make the books and records of Buyer pertaining to such determination available to representatives of Seller during normal business hours to enable the completion of such determination. Seller and Buyer shall negotiate in good faith during the fifteen (15) day period after presentment to reconcile any discrepancies which may arise in connection with the determination of the Current Assets and Current Liabilities. If Seller and Buyer are unable to reconcile such determination, Buyer shall have fifteen (15) days from presentment by Seller to notify Seller if Buyer wishes to have Seller's determination examined. If Buyer elects to have Seller's determination examined, it shall be examined by a firm of nationally recognized independent public accountants mutually acceptable to Seller and Buyer pursuant to such special auditing procedures as may be agreed upon by Seller and Buyer (and in the absence of an agreement, pursuant to the same procedures applied to current assets, current liabilities and accounts receivable in the 1996 Statements), the cost of such examination to be paid 50% by Seller and 50% by Buyer. The determination by Seller shall be final and binding on the parties unless Buyer elects to have an examination as provided above, in which case the results of the examination shall be final and binding on the parties.

       (c) To the extent the final determination of the difference between Current Assets and Current Liabilities is less than the Closing estimate thereof, Seller shall immediately pay the difference in cash to Buyer. In the event the final determination is greater than the Closing estimate, Buyer shall immediately pay such excess in cash to Seller.

       (d) For the purposes of calculating Current Assets, (i) Seller's accounts receivable on the Effective Date shall be discounted as follows ("ADJUSTED ACCOUNTS RECEIVABLE"): (w) no discount for outcollect roaming receivables or for receivables aged up to 30 days; (x) 15% discount for receivables aged between 31 and 60 days; (y) 35% discount for receivables aged between 61 and 90 days; and (z) 100% discount for receivables aged 91 days or more, and (ii) Seller's Inventory included in Current Assets will be valued at Seller's cost. Seller represents that the System's billing cycles are monthly.

Section 2.07. Allocation of Purchase Price. (a) As soon as practicable after the date hereof, Seller shall deliver to Buyer a statement (the "ALLOCATION STATEMENT") setting forth the allocation of the Purchase Price (together with the Assumed Liabilities) among the Purchased Assets in accordance with Section 1060 of the Code.

       (b) Buyer shall have a period of fifteen (15) days after the delivery of the Allocation Statement to present in writing to Seller notice of any objections Buyer may have to the allocation set forth in the Allocation Statement. Unless Buyer timely objects, the Allocation Statement shall be binding on the parties without further adjustment.

       (c) If Buyer shall raise any objections within the 15 day period, Buyer and Seller shall negotiate in good faith and use their best efforts to resolve such dispute. If the parties fail to agree within five (5) days after the delivery of the notice, then the parties may each allocate the Purchase Price as they determine.

       (d) Any payment made pursuant to Section 2.06(c) hereof shall be allocated among the Class I and Class II assets (as defined in Section 1.1060-1T(d)(2) of the Treasury Regulations) to which such payment relates.

       (e) Seller and Buyer agree to (i) report, and to cause their Affiliates to report, an allocation of such Purchase Price among the Purchased Assets in a manner entirely consistent with the Allocation Statement if it is agreed upon (including any adjustment made pursuant to Section 2.07(d) hereof), (ii) act, and to cause their Affiliates to act, in accordance with such Allocation Statement in the preparation of financial statements and filing of all tax returns (including, without limitation, filing Form 8594 with its Federal income tax return for the taxable year that includes the date of the Closing) and in the course of any tax audit, tax review, or tax litigation relating thereto and
(iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation Statement if it is finally agreed upon (including any adjustment made pursuant to Section 2.07(d) hereof) for all tax and accounting purposes.

       (f) Not later than ten (10) days prior to the filing of their respective Form 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

     Section 2.08. Cut-off and Prorations. (a) The parties agree to establish a financial accounting cut-off for the transaction as of the Effective Date. Accordingly, upon the occurrence of the Closing the parties will make appropriate financial and accounting adjustments as of the Effective Date.

       (b) (i) Seller will be entitled to receive all revenues, and will be responsible for paying (or otherwise fully discharging) all costs, expenses, charges or other fees, relating to the Purchased Assets prior to the Effective Date and to the Excluded Liabilities, and (ii) Buyer will be entitled to receive all revenues, and will be responsible for paying (or otherwise fully discharging) all costs, expenses, charges or other fees, relating to the Purchased Assets on and after the Effective Date and to the Assumed Liabilities.

       (c) Revenues and current liabilities that are attributable to periods that begin before, and end after, the Effective Date (other than Apportioned Obligations as defined in Section 8.02(b) hereof) shall be apportioned between Seller and Buyer as of the Effective Date based on the number of days prior to and after the Effective Date. Seller shall have the right to receive, or be liable for, the proportionate amount that is attributable to the period prior to the Effective Date, and Buyer shall have the right to receive, or be liable for, the proportionate amount that is attributable to the period on and after the Effective Date.

       (d) Seller shall be solely liable for any amounts owed in respect of any 911 Emergency Service fees, contributions required to be made to the Universal Service Fund or the Telecommunications Relay Service, as well as, consistent with the other provisions of this Section 2.08, other FCC regulatory fees, and any and all similar payments required by federal or state laws and regulations, to the extent that such amounts relate to periods prior to the Effective Date. In the event that Buyer is billed after the Effective Date for any such amounts, Seller shall promptly pay to Buyer the amount for which Seller is liable.

       (e) The limitation in Section 10.02(e) will not apply to lease payments, roaming settlement payments, taxes and similar liabilities incurred in the ordinary course of business that would be classified as current liabilities in the 1996 Statements. Buyer will send to Seller for direct payment any bills received by Buyer that relate exclusively to a period prior to the Effective Date. If such bill remains unpaid 60 days after it has been forwarded to Seller, and Buyer reasonably believes such bill should be paid, Buyer may pay such bill and make a claim for indemnification for such payment in accordance with Section 10.03(b)(ii).



                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

     Section 3.01.

Existence and Power. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all partnership power and all material governmental licenses, authorizations, permits, consents and approvals required to own its property and carry on its business as now conducted. Seller is duly qualified or licensed to do business as a foreign limited partnership and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. A true, correct and complete copy of the agreement of limited partnership of Seller as in effect has been delivered to Buyer. Except for the sale of the Purchased Assets to Buyer as contemplated hereunder, no proceeding for the dissolution, merger, consolidation or liquidation of Seller or for the sale of all or substantially all of the assets of Seller is pending or threatened, and no such proceeding is contemplated by Seller, except that after the Closing the Seller may be liquidated. The general partner of Seller is Bachtel TN-04, L.P.

     Section 3.02.

Authorization.   Seller has full partnership power and authority to execute, deliver and perform its obligations under the Acquisition Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Acquisition Agreements and the consummation of all transactions contemplated hereby and thereby have been duly authorized and approved by all necessary partnership action on the part of Seller. This Agreement is and, upon execution and delivery, the Sales Agreement will be, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and except for limitations imposed by general principles of equity.

     Section 3.03.

Governmental Authorization. The execution, delivery and performance by Seller of the Acquisition Agreements require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) the filings with and approval of the FCC necessary to consummate the transactions contemplated hereby and (ii) compliance with any applicable requirements of the HSR Act.

     Section 3.04.

Non-contravention. The execution, delivery and performance by Seller of the Acquisition Agreements do not and will not (i) violate the agreement of limited partnership of Seller; (ii) assuming compliance with the matters referred to in
Section 303 hereof, violate any applicable law, rule, regulation, judgment, injunction, order or decree; (iii) assuming the obtaining of all Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit relating to the System or the System Operations to which Seller is entitled under any provision of any agreement, contract or other instrument binding upon Seller or binding or affecting the Purchased Assets, the System or the System Operations, or any License; (iv) result in the creation or imposition of any Lien on any Purchased Asset, other than Permitted Liens; or (v) create, constitute or result in an act of bankruptcy, preference, insolvency or fraudulent conveyance under any bankruptcy law or other law for the protection of debtors generally.

     Section 3.05.

Required Consents. Other than those disclosed in Schedule 3.05, there are no agreements, contracts or other instruments binding upon Seller or binding or affecting the Purchased Assets, the System or the System Operations (whether or not Seller is a party), or any License, requiring a consent as a result of the execution, delivery and/or performance of the Acquisition Agreements, except such consents as would not, individually or in the aggregate, have a Material Adverse Effect if not received (each such consent, a "REQUIRED CONSENT").

     Section 3.06.

Absence of Certain Changes. Since the Balance Sheet Date, except as described in
Schedule 3.06, the Purchased Assets, the System and the System Operations have been conducted in the ordinary course consistent with past practices, and there has not been:

       (a) any event or occurrence which has had or could reasonably be expected to have a Material Adverse Effect other than events or occurrences affecting the cellular telephone industry generally or the non-wireline segment of the cellular telephone industry;

       (b) any incurrence, assumption or guarantee by Seller of any indebtedness for borrowed money with respect to or affecting the System or the System Operations or any Purchased Asset other than in the ordinary course of business and in amounts and on terms consistent with past practices;

       (c) any creation or other incurrence of any Lien on any Purchased Asset other than in the ordinary course of business consistent with past practices;

       (d) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the System or the System Operations or any Purchased Asset which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

       (e) any transaction or commitment made, or any contract or agreement entered into, by Seller relating to the System or the System Operations or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller of any contract or other right, in either case, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement or the Sales Agreement;

       (f) any change in any method of accounting or accounting principle or practice by Seller with respect to Seller, the System, any Purchased Asset or any Assumed Liability;

       (g) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of Seller or other Person providing services to or on behalf of the System (or any amendment to any such existing agreement), (ii grant of any severance or termination pay to any such Person or (ii change in compensation or other benefits payable to any such Person pursuant to any severance or retirement plans or policies thereof, other than in the ordinary course of business consistent with past practice, provided that nothing herein shall restrict Seller from hereafter entering into severance arrangements so long as any amounts payable thereunder are paid by Seller;

       (h) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the System, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees (but excluding disputes, activities, proceedings or other actions that arise out of a similar dispute, activity, proceeding or action involving PriCellular or its Affiliates).

     Section 3.07.

Insurance. Seller maintains, or causes to be maintained for its benefit (and in the event of damage or loss to any Purchased Assets or the System prior to the Effective Date (if the Closing occurs) any recovery thereunder shall be for the benefit of Buyer unless used by Seller to repair or replace the Purchased Assets or the System to pre-loss condition), insurance against physical damage to its real and personal property for the full replacement value thereof and comprehensive general liability insurance providing for a minimum coverage of at least $1 million per occurrence and $2 million in the aggregate with responsible insurance companies rated "A" or better by A.M. Best Company. There are no outstanding material unpaid claims under any such policies with respect to any of the Purchased Assets or the System.

     Section 3.08.

Properties. (a) The portion of Schedule 1.01(b) attached hereto captioned "Real Estate" correctly lists all real property (including leases thereof), and only such real property, used or held for use principally in connection with the System or the System Operations, except the Real Estate, if any, acquired by Seller after the date hereof.

       (b) Schedule 1.01(b) attached hereto includes certain of the personal property, used or held for use principally in connection with the System or the System Operations, except for such personal property acquired by Seller after the date hereof.

(c) (i) Seller has good and marketable (subject to Permitted Liens) fee simple title (in the case of real property that is not leased) to, or in the case of leased real property has a valid leasehold interest in, all Purchased Assets.

         (ii) All leases of real property or personal property included in the Purchased Assets are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease of real property or personal property any material default by Seller (or to the knowledge of Seller, the lessor) or any event which with notice or lapse of time or both could reasonably be expected to constitute a material default by Seller.

        (iii) The buildings, structures, equipment and any other real property and tangible personal property (in each case, whether owned or leased) included in the Purchased Assets are in operating condition and repair, and have been reasonably maintained, in each case consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are suitable for their present uses and, in the case of buildings and other structures, are, to Seller's knowledge, structurally sound.

         (iv) To Seller's knowledge, none of the material structures on the real property included in the Purchased Assets encroaches upon real property of another person, and no structure of any other person encroaches upon any of the real property constituting part of the Purchased Assets.

       (d) No Purchased Asset is subject to any Lien other than Permitted Liens and Liens listed on Schedule 3.08.

       (e) No violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) currently exists with respect to Seller, the Purchased Assets, the System or the System Operations, except for violations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no developments or circumstances affecting any of the Purchased Assets pending or, to the best knowledge of Seller threatened, which might materially adversely affect the Purchased Assets taken as a whole, except for developments or circumstances affecting the cellular telephone industry generally or the non-wireline segment of such industry.

       (f) Seller was organized as a Delaware limited partnership in March, 1991 and has conducted no business other than in connection with holding the License and operating the System. Seller has had the right to use the License, and has operated the System (as the same were constituted from time to time), since September, 1991.

Section 3.09.  Sufficiency of  the Purchased Assets.   The Purchased Assets
constitute, and on the Closing Date will constitute, all of the assets or property principally used or held for use by Seller or its Affiliates in the System and the System Operations (except for the Excluded Assets), and the Purchased Assets constitute all of the assets or property necessary to operate the System as it is now operated (except for the Excluded Assets) plus any capital additions thereto prior to the Closing.

     Section 3.10.

No Undisclosed Liabilities. There are no liabilities of Seller relating to or affecting the Purchased Assets or the System of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

       (a) liabilities reflected on the most recent Interim Statements or disclosed in the notes thereto;

       (b) liabilities disclosed on Schedule 310 or any other Schedule attached hereto;

       (c) liabilities affecting the cellular telephone industry generally or the non-wireline segment of the cellular telephone industry; and

       (d) other undisclosed liabilities incurred in the ordinary course of business as a result of System Operations and in the aggregate not exceeding $100,000.

Section 3.11. Litigation. Except as disclosed on Schedule 3.11 and other than actions, suits, investigations or proceedings affecting the non-wireline cellular telephone industry or the cellular telephone industry generally, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Seller, threatened against or affecting, Seller, the System, the System Operations or any Purchased Asset before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely in accordance with the plaintiff's demands, could reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

     Section 3.12.

Material Contracts. (a) Except for the Contracts disclosed in Schedule 3.12 attached hereto, with respect to the System, the System Operations or any Purchased Assets, Seller is not a party to or bound by:

       (i) any lease (whether of real or personal property) providing for annual rentals of $25,000 or more;

      (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by Seller of $25,000 or more or (B) aggregate payments by Seller of $50,000 or more;

     (iii) any sales, distribution or other similar agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to Seller of $25,000 or more or (B) aggregate payments to Seller of $50,000 or more;

      (iv) any partnership, joint venture or other similar agreement or arrangement (other than the agreement of limited partnership of Seller);

       (v) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $25,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty and
(B) entered into subsequent to the date of this Agreement as permitted by
Section 306 hereof;

      (vi)  any option, license, franchise or similar agreement;

          (vii) any agency, dealer, sales representative, marketing or other similar agreement;

          (viii) any agreement that limits the freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or which would so limit the freedom of Buyer after the Closing Date;

          (ix) any agreement with or for the benefit of any Affiliate of Seller; or

          (x) any other agreement, commitment, arrangement or plan not made in the ordinary course of business which is material to the System or the Purchased Assets taken as a whole.

     (b) Each Contract disclosed in any schedule to this Agreement or required to be disclosed pursuant to this Section 3.12 is a valid and binding agreement of Seller and is in full force and effect, and neither Seller nor, to the knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such Contract, nor, to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. No waiver, indulgence or postponement of any material obligations under any lease has been granted by Seller or, to the knowledge of Seller, by any other Person. Seller has been and presently is in peaceable possession under all such leases since acquiring its interest in the leasehold. True and complete copies of each such written Contract have been delivered to Buyer.

Section 3.13. Licenses and Operations. The Licenses set forth on Schedule 3.13 attached hereto are all of the licenses, permits, and other authorizations used to operate the System as it is now operated and are validly issued in the name of Seller, except to the extent that the absence of any requisite license (other than the FCC License), permit or other authorization could not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, Seller has submitted all necessary FCC tower registrations and received all necessary licenses, permits or other authorizations from the FAA and local zoning authorities for all existing towers which are part of the System and for any facilities the construction of which has been approved by the FCC or of which applications or notifications have been filed for such approval. The Licenses are in full force and effect, are unimpaired by any acts or omissions of Seller or its Affiliates and are free and clear of any restrictions or limitations which might limit the full operation of the System. Except as disclosed in Schedule 3.13 hereof, there are no modifications, amendments, applications, revocations or other proceedings, or complaints pending or, to Seller's knowledge, threatened, with respect to the FCC License (other than proceedings that apply to the cellular industry generally), or with respect to any of the other licenses (except the FCC License) which may have a Material Adverse Effect. All fees due and payable to governmental authorities pursuant to the Communications Act have been paid and no event has occurred which, with or without the giving of notice or lapse of time or both, would constitute grounds for revocation or modification thereof. Seller has in operation, or has timely filed appropriate applications with the FCC with respect to, adequate cellular base stations required to provide 32 dBu contour Cellular Geographic Service Area coverage , as calculated under the formula prescribed by the FCC in 47 C.F.R. (S)22.911, to all areas of TN-4 except for coverage gaps that are less than 50 contiguous square miles in size. Seller is in compliance with the terms of the FCC License and System Operations have been conducted in accordance with all applicable provisions of the FCC License and the Communications Act, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

     Section 3.14.

Compliance with Law. Seller is, and the System is operated, in compliance with all applicable federal, state, local and foreign laws, regulations, orders, judgments and decrees, including, without limitation, matters relating to anti-competitive practices, discrimination and employment, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Seller has complied and is in compliance with, and the System has been operated in compliance with, the Communications Act and the rules, regulations, policies and orders of the FAA, including, without limitation, regulatory fee payments, TRS payments, USF filings and payments, tower registrations, and the time and coverage requirements of 47 C.F.R.
(S)(S)22.142, 22.911, 22.912 and 22.946, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Seller has not received any notice to the effect, or otherwise been advised, that it is not in compliance with any of such statutes, regulations, orders, ordinances or other laws, and to Seller's knowledge there are no presently existing circumstances that are reasonably likely to result in violations of any such laws, statutes, orders ordinances and regulations, which could reasonably be expected to have a Material Adverse Effect. Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any agreement or other instrument binding upon Seller or relating to or affecting the System, the FCC License, application or notification or any other license, franchise, permit or similar authorization held by Seller or relating to or affecting the System which could reasonably be expected to have a Material Adverse Effect. The representations in this Section 3.14 are all qualified by the disclosure in Schedule 3.13.

     Section 3.15.

No Brokers. Other than Daniels & Associates, L.P., no agent, broker, investment banker, Person or firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the transactions contemplated by this Agreement based in any way on any arrangements, agreements or understandings made by or on behalf of Seller. Seller shall be solely responsible for any brokerage commissions or other compensation or payments due to Daniels & Associates, L.P. in connection with the subject matter of this Agreement.

     Section 3.16.

Inventories. The inventories included in the Purchased Assets will be recent-model telephones purchased in the six months prior to Closing that are unused and in their original packaging.

     Section 3.17.

Accuracy of Statements. No statement, representation or warranty made by, and no document, certificate or instrument furnished or to be furnished by, Seller to either Acquiring Company or to their respective advisors or Affiliates pursuant to this Agreement or after the execution of the letter of intent on September 25, 1997 knowingly contains or will knowingly contain any untrue statement of a material fact, or knowingly omits or will knowingly omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which such statements were made, not misleading.

     Section 3.18.

Environmental Compliance. Except as set forth on Schedule 3.18 attached hereto and described with reasonable specificity in any report prepared pursuant to
Section 5.04(b):

     (a) No Hazardous Substance including, without limitation, polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos or underground storage tanks, has been Released by Seller, or to Seller's knowledge, by any other person, or to Seller's knowledge has been or is present at, on or under (i) any property now or previously owned, leased or operated by Seller or (ii the Real Estate, except in each of the foregoing cases for any Releases or presences which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect;

     (b) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by Seller, and no complaint has been filed against, no penalty has been assessed against, and no investigation, review, litigation or proceeding is pending against or in connection with, or to Seller's knowledge, threatened against or in connection with, Seller or the Purchased Assets by any Person with respect to any (i) actual or alleged violation of any Environmental Law or liability thereunder, (ii actual or alleged failure to have any permits or licenses required by any Environmental Law, (ii Regulated Environmental Activity, (iv Release of Hazardous Substances or (v) Liens under any Environmental Law, in each case, which, if determined or resolved adversely, could reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin or materially adversely delay the transactions contemplated hereby;

     (c) Seller has not engaged in any Regulated Environmental Activity and to Seller's knowledge no Regulated Environmental Activity has occurred at or on (i) any property now or previously owned, leased or operated by Seller or (ii) the Real Estate, except for maintenance and cleaning in the lawful operation of Seller's System, System Operations, Real Estate, or the Purchased Assets, provided that such maintenance and cleaning was performed in compliance with all Environmental Laws;

     (d) None of (i) any property now or previously owned, leased or operated by Seller, (ii) the Real Estate, (iii) any property to which Seller has, directly or indirectly, transported or arranged for the transportation of Hazardous Substances or (iv) any property on which Hazardous Substances resulting from the use of any of the Purchased Assets are located, is listed or, to Seller's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, CERCLIS (as defined in CERCLA) or any similar federal, state or local list of sites requiring investigation or clean-up;

       (e) No basis or condition has been created by Seller or to the knowledge of Seller otherwise exists in connection with the Purchased Assets or at any property now or previously owned, leased or operated by Seller which would give rise to any liability under any Environmental Law which could reasonably be expected to exceed $100,000;

       (f) Seller (i) has obtained all permits, licenses, registrations, identification numbers and other approvals and authorizations required under applicable Environmental Laws, except to the extent that the absence of any requisite permit, license, registration, number, approval or authorization could not reasonably be expected to have a Material Adverse Effect, (ii has made or filed all reports and notifications required under applicable Environmental Laws, and (ii is in compliance with all Environmental Laws except to the extent that any such noncompliance could not reasonably be expected to have a Material Adverse Effect; and

       (g) Except with respect to the report to be prepared pursuant to Section 5.04(b) hereof, there has been no environmental investigation, study, audit, test, review or other analysis conducted of which Seller has knowledge and possession thereof in relation to the current or prior business of Seller, any property or facility now or previously owned, leased or operated by Seller or any of the Purchased Assets, which has not been delivered to Buyer at least five days prior to the date hereof.

       Section 3.19.  Financial Statements.   The 1996 Statements which have
previously been delivered to Buyer (i) have been prepared from, and are in accordance with, the books and records of Seller as of the dates set forth therein and (ii) present fairly in all material respects the results of operations, cash flows and financial position of Seller as of and for the periods set forth therein on the Income Tax Basis. The Interim Statements which have previously been delivered to Buyer have been prepared from, and are in accordance with, the books and records of Seller as of the dates set forth therein, and present fairly in all material respects (subject to normal year end audit adjustments) the results of operations, cash flows and financial position of Seller as of and for the periods set forth therein on the Income Tax Basis, applied on a basis consistent with the 1996 Statements, except for the treatment of sales commissions and agent and dealer commissions.

       Section 3.20.

Rate Plans. Seller has furnished Buyer with the rates charged to subscribers of Seller and the roamer rates charged to subscribers of other cellular operators who utilize the System. No action to change, alter or rescind any of said rates is pending or, to the knowledge of Seller, required or under consideration.

       Section 3.21.

FCC and Other Governmental Reports. All material reports required by the Communications Act or required to be filed with the FCC by Seller and/or any of its Affiliates with respect to the System have been timely filed and are accurate and complete in all material respects. All material reports required to be filed with all other governmental or administrative authorities, federal, state and local, by Seller and/or any of its Affiliates with respect to Seller or the System have been timely filed and are accurate and complete in all material respects.

       Section 3.22.

Subscribers. (a) As of September 30, 1997, Seller had 12,100 bona fide unaffiliated and revenue-generating subscribers of Seller or the System whose accounts were not past due by more than sixty (60) days at such time.

       (b) Copies of all written subscriber agreements to which Seller is a party and which relate to the System are contained in the books and records included in the Purchased Assets. Except as provided on Schedule 3.22, Seller has not entered into any subscriber agreements with respect to the Systems outside the ordinary course of business or for consideration other than cash or barter transactions provided for in the financial statements described in
Section 3.19. To Seller's knowledge, none of Seller's suppliers has threatened to terminate or change in a material and adverse way its relationship with Seller.

     Section 3.23. Books and Records. The books and records of Seller included in the Purchased Assets are correct and complete in all material respects and, to the knowledge of Seller, the signatures appearing on all documents contained therein are the true signatures of the Persons purporting to have signed the same.

     Section 3.24.

Qualifications. Seller has not to the knowledge of Seller engaged in any course of conduct which would impair the ability of Buyer to be the holder of the Licenses and Seller has not received any written notice that (i) the Licenses subject to expiration might not be renewed in the ordinary course, (ii) any of the Licenses might be revoked, or (iii) any pending applications and notifications will not be approved. Without limiting the generality of the foregoing, to the knowledge of Seller, no adverse finding has been made, no consent decree entered, no adverse action has been approved by any court or other administrative body, and no admission of liability has been made with respect to Seller or any management employee of Seller or the System concerning any civil or criminal suit, action or proceeding brought under the provisions of any federal, state, territorial or local law relating to any of the following: any felony; unlawful restraint of trade or monopoly; unlawful combination; contract or agreement in restraint of trade; the use of unfair methods of competition; fraud; unfair labor practice; or discrimination.

       Section 3.25.

Deposits. Promptly following the Closing Date, Seller will provide Buyer with a complete and accurate list of all customer deposits held by Seller relating to the System as of the Effective Date. Except as provided for in the Closing Statement, on the Effective Date there will be no customer deposit liabilities relating to the Purchased Assets.

       Section 3.26.

Insolvency Proceedings. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, directly affecting Seller or any of the Purchased Assets, are pending or, to the best of Seller's knowledge, threatened. Seller has not made an assignment for the benefit of creditors, or taken any action with a view to, or which would constitute a valid basis for, the institution of any such insolvency proceedings.



                                   ARTICLE 4

                    Representations and Warranties of Buyer

     Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date that:

     Section 4.01.

Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. True, correct and complete copies of the certificate of incorporation and bylaws of Buyer as the same are in effect have been delivered to Seller.

     Section 4.02.

Authorization. Buyer has full power and authority to execute, deliver and perform its obligations under the Acquisition Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Acquisition Agreements and all transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement is, and upon execution and delivery the Sales Agreement will be, a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and except for limitations imposed by general principles of equity.

     Section 4.03.

Governmental Authorization. The execution, delivery and performance by the Acquiring Companies of the Acquisition Agreements require no action by or in respect of, or filing with, any governmental body, agency or official other than
(i) the filings with and approval of the FCC necessary to consummate the transactions contemplated hereby; (ii) compliance with any applicable requirements of the HSR Act; and (iii) compliance with the disclosure requirements of the Securities Exchange Act of 1934, as amended.

     Section 4.04.

Non-contravention. The execution, delivery and performance by Buyer of the Acquisition Agreements do not and will not (i) violate the certificate of incorporation or bylaws of Buyer or (ii assuming compliance with the matters referred to in Section 4.03 hereof, violate any applicable law, rule, regulation, judgment, injunction, order or decree. Buyer is not a party to or bound by any contract prohibiting the consummation of the transactions contemplated hereby nor any contract or contracts that either separately or in the aggregate materially and adversely affect Buyer's ability to consummate the transactions contemplated by the Acquisition Agreements.

     Section 4.05.

No Brokers. No agent, broker, investment banker, person or firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the transactions contemplated by this Agreement based in any way on any arrangements, agreements or understandings made by or on behalf of either Acquiring Company.

     Section 4.06. Accuracy of Statements. No statement, representation or warranty made by, and no document, certificate or instrument furnished or to be furnished by, either Acquiring Company to Seller or to Seller's advisors or Affiliates pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which such statements were made, not misleading.

     Section 4.07.

Financing; Qualifications. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to purchase the Purchased Assets. Buyer has no knowledge of any fact that would, under existing law, disqualify Buyer as an assignee of the FCC License.

     Section 4.08.

Litigation. There is no action, suit, investigation or proceeding pending against, or to Buyer's knowledge, threatened against or affecting, either Acquiring Company before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

     Section 4.09.

Additional Representation. Buyer acknowledges that its authorized representatives have enjoyed access to the Seller's books, records and facilities and that Seller has cooperated with the Buyer to the end that the Buyer has been able to conduct due diligence with respect to the transactions contemplated by this Agreement. To Buyer's knowledge, Seller's representations, warranties and covenants contained herein are true and accurate. Buyer further represents that, other than the representations, warranties and covenants expressly set forth herein, neither Seller nor any of its representatives has made any further additional representations, warranties or covenants or provided any inducements of any kind.



                                   ARTICLE 5

                              Covenants of Seller

     Seller covenants and agrees that:

     Section 5.01.

Changes in Charter Documents. From the date hereof until the Closing Date, there shall be no change in the agreement of limited partnership of Seller which could reasonably be expected to have a Material Adverse Effect or which would be likely to prevent, enjoin, alter or materially delay the transactions contemplated hereby. Seller shall maintain its partnership existence and powers through the Closing Date.

     Section 5.02.

No Change in Representations and Warranties. From the date hereof until the Closing Date, except with the prior written consent of Buyer, Seller shall not knowingly and intentionally (a) take or agree or commit to take any action that would make any representation or warranty of Seller hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (b) omit or agree or commit to omit to take any commercially reasonable action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

     Section 5.03.

Cooperation in Obtaining Approvals. From the date hereof until the Closing Date, Seller shall execute and file or join in the execution and filing of any applications or other documents (in form reasonably satisfactory to Seller) which may be reasonably necessary in order to obtain the authorizations, approvals or consents of the FCC and each other governmental body or third party which may be required or which Buyer may reasonably request in connection with the execution of the Acquisition Agreements or the consummation of the transactions contemplated hereby or thereby. As soon as practicable, Seller shall use its reasonable best efforts to assist Buyer in obtaining the authorizations, approvals or consents of the FCC to the transactions contemplated hereby.

     Section 5.04.

Access. (a) From the date hereof until the Closing Date, Seller shall provide Buyer, its attorneys, auditors, agents and representatives with such information and permit reasonable access during normal business hours to the Purchased Assets and to the books and records of Seller (including information relating to customers and employees) relating to the Purchased Assets, the System, the System Operations and the Assumed Liabilities as Buyer from time to time reasonably requests, provided that such access does not unreasonably interfere with the conduct of the business of Seller.

     (b) Without limiting the foregoing, Buyer may conduct an environmental investigation of Seller, including the hiring of an environmental consultant, the cost of which shall be shared equally by Buyer and Seller until such cost totals $3,500, after which Buyer alone shall bear the remaining cost; provided that any consultant so retained shall be reasonably acceptable to Seller and Buyer shall seek Seller's consent before conducting any invasive sampling or testing, which consent shall not be unreasonably withheld. Buyer agrees to inform Seller of the results of any environmental review so conducted and provide a copy of any environmental reports generated as a result of such activities.

     Section 5.05. Conduct of Business. From the date hereof until the Closing Date, except as otherwise expressly contemplated hereby, Seller shall:

     (a) subject to Section 5.05(c) hereof, continue to own the Purchased
Assets;

     (b) continue to operate the System in the ordinary course of business consistent with past practices (except that Seller shall not be required to engage in construction activity not required to satisfy the statutory and regulatory provisions referred to in Section 3.13 hereof);

     (c) not enter into or permit to be entered into any contract to purchase, sell, mortgage, lease or otherwise encumber any of the Purchased Assets, except for the purchase, sale or rental of inventory or the purchase or sale of cellular telephone equipment, and/or sale of cellular service, in each case in the ordinary course of business consistent with past practice;

     (d) not create or permit to be created any Lien on the Purchased Assets, other than Permitted Liens;

     (e) not incur any material liabilities except in the ordinary course of business consistent with past practices;

     (f)  maintain the Licenses in full force and effect;

     (g) maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years and in accordance with Income Tax Basis consistently applied throughout the periods covered by such statements;

     (h) not cancel any material insurance policy or other material contract or agreement and, in any event, maintain in effect such insurance covering the Purchased Assets, the System and the System Operations as is customary in the industry; and

     (i) not modify, amend, supplement or waive any rights under any of the Contracts or other obligations that are to be assumed by Buyer pursuant to
Section 2.02(a) hereof except in the ordinary course of business consistent with past practices; provided that (x) in no event shall any such action be taken if it would materially impair any of the Acquiring Companies' intended benefits under any such Contract and (y) Seller shall not modify, amend, supplement or waive any rights pursuant to this clause (i) which, individually or in the aggregate, would increase the liabilities to be assumed by Buyer pursuant to
Section 2.02(a) hereof by $25,000 or more, and in any event, Seller shall promptly notify Buyer of the occurrence of any incurrence, modification, amendment, supplement or waiver.

     Section 5.06. Notice of Certain Events. Seller shall promptly notify Buyer of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any material notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, or related to the System, the System Operations or the Purchased Assets;

     (c) any actions, suits, claims, investigations or proceedings commenced or, to Seller's knowledge threatened against, relating to or involving or otherwise affecting Seller, the System, System Operations or the Purchased Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 hereof or that relate to the consummation of the transactions contemplated by this Agreement; and

     (d) the damage or destruction by fire or other casualty of any material Purchased Asset or material part thereof or in the event that any Purchased Asset or part thereof becomes the subject of any proceeding or, to the knowledge of Seller, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

     Section 5.07. Exclusive Dealing. During the period from the date of this Agreement to the earlier of the Closing Date or termination of this Agreement, Seller (and any Person controlling Seller) shall refrain from taking any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person other than Buyer concerning any purchase of any of the Purchased Assets, or any merger, sale of substantial assets or similar transaction (other than as contemplated by this Agreement) involving Seller or the System.

     Section 5.08.

Seller Financial Statements. (a) Promptly following October 31, 1997 and any other month end between the date hereof and the Closing Date, Seller shall promptly arrange for delivery to Buyer of the unaudited monthly financial statements of Seller prepared in the ordinary course of business consistent with past practices (the "Interim Statements").

     (b) Promptly following the Closing, Seller shall arrange for delivery to Buyer of Seller's audited financial statements for the period from January 1, 1997 to the Closing Date prepared on an Income Tax Basis, the report thereon by an independent certified public accounting firm, and the consent by such firm, each to be used in a registration statement under the Securities Act of 1933. The cost of conducting such audit and preparing such statements shall be paid by Buyer.



                                   ARTICLE 6

                        Covenants of Acquiring Companies

     The Acquiring Companies covenant and agree that:

     Section 6.01.

Access. On and after the Closing Date, Buyer will afford promptly to Seller and its agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer.

     Section 6.02.

No Change in Representations and Warranties. From the date hereof until the Closing Date, except with the prior written consent of Seller, the Acquiring Companies shall not, if it would either separately or in the aggregate materially and adversely affect Buyer's ability to consummate the transactions contemplated by the Acquisition Agreements (a) take or agree or commit to take any action that would make any representation or warranty of either Acquiring Company hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (b) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.



                                   ARTICLE 7

                            Covenants of All Parties

     Section 7.01.

Regulatory Approval. As promptly as practicable following the execution hereof by Buyer and Seller, but in no event later than ten (10) Business Days hereafter, to the extent not already prepared and/or filed, Seller and Buyer shall prepare and file with any required governmental authorities such applications or other filings as may be necessary to transfer the Purchased Assets as contemplated by this Agreement. Seller and Buyer shall cooperate and use their reasonable best efforts to promptly obtain all such required regulatory approvals. Seller and Buyer will share equally the costs of any governmental filing fees required in connection with the proposed transaction.

     Section 7.02.

Confidentiality. Prior to the Closing Date and after any termination of this Agreement, all parties hereto and their respective Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless required to disclose by judicial or administrative process or by other requirements of law (including without limitation the requirements of the Communications Act, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended), (a) in the case of Buyer and its Affiliates, all confidential documents and information concerning the System, the System Operations, the Purchased Assets, the Assumed Liabilities or the Seller furnished to Buyer or its Affiliates; and (b) in the case of Seller and their respective Affiliates, all confidential documents and information concerning Buyer and its Affiliates and their respective businesses furnished to Seller or its Affiliates, in connection with the transactions contemplated hereby, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by such party or its Affiliates, (ii in the public domain through no fault of such party or its Affiliates or (ii later lawfully acquired by such party or its Affiliates from sources other than a party hereto or its Affiliates; provided that such party or its Affiliates may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by such party or its Affiliates of the confidential nature of such information and are directed by such party or its Affiliates to treat such information confidentially. If this Agreement is terminated, each party hereto will, and will use its best efforts to cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy all documents and other materials, and all copies thereof, obtained by such party or its Affiliates or on their behalf from any other party hereto (and upon request, shall deliver such materials to such other party) in connection with this Agreement that are subject to such confidence.

     Section 7.03.

Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of the Acquiring Companies and Seller will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and the Acquiring Companies each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other commercially reasonable actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets and to prevent Buyer from having any obligation or responsibility with respect to the liabilities of Seller other than Assumed Liabilities.

     (b) Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of such Seller with full power of substitution in the name of Buyer or in the name of such Seller, but for the benefit of Buyer
(i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets; provided that Buyer will be responsible for any new liabilities of Seller that result from such actions and Buyer will indemnify and hold harmless Seller from any such liabilities and from any other Losses arising out of or related to actions of Buyer under this paragraph. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

     Section 7.04. Public Announcements. The parties agree to consult with each other and provide each other a copy of any proposed press release before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     Section 7.05.

GTE Switching Services Agreement. (a) Seller acknowledges that promptly after the date of this Agreement Buyer shall have the right to discuss with GTE Mobile Communications and/or Contel Cellular, Inc. the terms of the GTE Switching Services Agreement. Seller shall have the right to participate in such discussions and Buyer shall not taken any action prior to Closing that would adversely affect Seller's ability to operate under the GTE Switching Services Agreement.

     (b) From and after the Closing, Buyer shall either (i) assume Seller's obligations under the GTE Switching Services Agreement, or (ii indemnify Seller and hold it harmless for any costs and expenses (including reasonable attorney's fees) associated with the GTE Switching Services Agreement, including the termination thereof. Buyer shall notify Seller as to whether or not it will assume the GTE Switching Services Agreement no later that the Closing Date. The consent to the assignment of the GTE Switching Services Agreement shall not be a Required Consent and if such consent is not obtained, Buyer shall indemnify Seller and hold Seller harmless in accordance with clause (b)(ii).



                                   ARTICLE 8

                                  Tax Matters

     Section 8.01.

Tax Matters. Seller hereby represents and warrants to Buyer that:

       (a) Seller has timely paid or will timely pay all Taxes due thereon and payable by it for all Pre-Closing Tax Periods which will have been required to be paid prior to the Effective Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the System or the System Operations or would result in Buyer becoming liable or responsible therefor.

       (b) Seller has established, in accordance with principles of the Income Tax Basis, applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Purchased Assets, the System or the System Operations and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the System or the System Operations or would result in Buyer becoming liable therefor.

     Section 8.02. Tax Cooperation; Allocation of Taxes. (a) The Acquiring Companies and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, the System and the System Operations (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Acquiring Companies and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets, the System and the System Operations for a period of at least six years following the Closing Date. Seller and the Acquiring Companies shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the System or the System Operations and each shall execute and deliver such documents as are necessary to carry out the intent of this Section 8.02(a).

       (b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Effective Date (collectively, the "APPORTIONED OBLIGATIONS") shall be apportioned between Seller and Buyer as of the Effective Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. Within 90 days after the Closing Date, each of Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this
Section 8.02(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, Seller shall notify Buyer upon receipt of any bill for real or personal property taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Closing Tax Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. In the event that Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 8.02(b), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 802 and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

     (c) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, "TRANSFER TAXES") incurred in connection with the transactions contemplated by the Acquisition Agreements shall be borne 50% by Seller and 50% by Buyer. Buyer and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The party that is required by applicable law to make the filings, reports, or returns with respect to any applicable Transfer Taxes shall do so, and the other party shall cooperate with respect thereto as necessary.



                                   ARTICLE 9

                             Conditions to Closing

     Section 9.01.

Conditions to the Obligations of Each Party. The obligations of the Acquiring Companies and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

     (a) Any applicable waiting period under the HSR Act (including any extension thereof) relating to the transactions contemplated hereby shall have expired or been terminated.

     (b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

     (c) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

     (d) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have occurred or been made, and, if applicable to such actions or filings, shall have become Final Orders. In the case of the required FCC approvals of the assignment of the FCC microwave licenses, Buyer shall deem either initial FCC approvals or special temporary authority to satisfy this condition and in such case, upon receipt of either the initial FCC approvals or special temporary authority, each party shall be obligated hereunder as though a Final Order had been received.

     (e) Buyer and Seller shall have received duly executed copies of the Escrow Agreement.

     Section 9.02.

Conditions to the Obligations of the Acquiring Companies. The obligations of the Acquiring Companies to consummate the Closing are subject to the satisfaction of the following further conditions:

     (a) (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date and (ii the representations and warranties of Seller contained in this Agreement and in any certificate delivered by Seller pursuant hereto shall be true and correct disregarding all qualifications and exceptions contained therein relating to materiality (with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect) on and as of the Closing Date, as if made on and as of such date unless the representation or warranty is made as of a specific date only.

     (b) Buyer shall have received opinions of counsel (including, without limitation, FCC counsel) to Seller dated the Closing Date to the effect specified in Sections 3.01, 3.02, 3.03, 3.04, 3.05 and 3.11, it being agreed that the opinion as to enforceability may assume that Pennsylvania law applies. In rendering such opinions, such counsel may rely upon certificates of officers of the Seller, copies of which certificates shall be contemporaneously delivered to Buyer.

     (c) There shall not have occurred any event or occurrence that has had, or could reasonably be expected to have, a Material Adverse Effect, except that the following shall not be a basis for not closing:

          (i) an event or occurrence affecting the cellular telephone industry generally or the non-wireline segment of such industry;

          (ii) events or occurrences resulting or arising out of the Acquiring Companies not having approved actions proposed to be taken by Seller between signing and Closing; and/or

          (iii) events or occurrences resulting or arising out of actions or omissions of Buyer or its Affiliates.

     (d) There shall be no provision of applicable law or regulation, and no order, decree, injunction or judgment of any court or governmental authority of competent jurisdiction that would, and there shall not be threatened or pending by any governmental authority any litigation or investigation that seeks to (i) prohibit or enjoin consummation of the transactions contemplated hereby, (ii) restrain the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the assets or business of the System or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the business or assets of either (x) the System or (y) Buyer or any of its Affiliates or (iii) impose or confirm limitations on the ability of Buyer effectively to exercise full rights and privileges of ownership of the System, other than limitations affecting the cellular telephone industry generally or the non-wireline segment of such industry.

     (e) Seller shall have received all Required Consents, in each case in form and substance reasonably satisfactory to Buyer, and, if applicable to such Required Consents, they shall have become Final Orders, provided that Buyer may, at its option, deem receipt of either initial FCC approvals or special temporary authority of the assignment of the FCC microwave licenses the equivalent of receipt of a Final Order for purposes of this condition.

     (f)  Seller shall have delivered to Buyer:

          (i) a copy of the resolutions adopted by Seller's general partner, certified as of the Closing Date by such general partner's Secretary, approving the execution and delivery of the Acquisition Agreements and the performance of Seller's obligations hereunder and thereunder;

          (ii) the Sales Agreement, duly executed by Seller, and no default thereunder by Seller shall have occurred and be continuing;

          (iii) a certificate, dated as of the Closing Date and executed by the general partner of Seller certifying that the conditions set forth in Sections 9.02(a), 9.02(c) and 9.02(e) hereof have been satisfied;

          (iv) such other instruments of sale, assignment and transfer in form and substance reasonably satisfactory to Buyer and effective to transfer to Buyer, free and clear of all Liens other than Permitted Liens, sole ownership of the Purchased Assets and all other documentation relating to the Purchased Assets, the System or the System Operations which is owned by Seller or in Seller's possession on the Closing Date and which relate to or affect the period after Closing;

          (v) all documents reasonably requested by the Acquiring Companies with respect to the existence of Seller, the authority for the Acquisition Agreements, and Seller's compliance with the Communications Act and the Licenses, in form and substance reasonably acceptable to Buyer; and

          (vi) a certificate stating that Seller is not a "foreign person" as defined in Section 1445 of the Code.

     Section 9.03. Conditions to the Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

     (a) (i) The Acquiring Companies shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date and (ii the representations and warranties of the Acquiring Companies contained in this Agreement and in any certificate delivered by the Acquiring Companies pursuant hereto (x) that are qualified as to materiality shall be true and correct and (y) that are not so qualified as to materiality shall be true in all material respects, in each case on and as of the Closing Date, as if made on and as of such date.

     (b)  The Acquiring Companies shall have delivered to Seller:

          (i) a copy of the resolutions adopted by Buyer's Board of Directors, certified as of the Closing Date by Buyer's Secretary, approving the execution and delivery of the Acquisition Agreements and the performance of Buyer's obligations hereunder and thereunder;

          (ii) the Sales Agreement, duly executed by Buyer, and no default thereunder by Buyer shall have occurred and be continuing;

          (iii) a certificate, dated as of the Closing Date and executed by the President and Chief Executive Officer of Buyer certifying that the conditions set forth in Section 9.03(a) hereof (with respect to Buyer) have been satisfied;

          (iv) a certificate, dated as of the Closing Date and executed by the President of PriCellular certifying that the conditions set forth in
     Section 903 hereof (with respect to PriCellular) have been satisfied;

          (v) an opinion of Davis Polk & Wardwell, special counsel to the Acquiring Companies, dated the Closing Date to the effect specified in Sections 4.01, 4.02, 4.03, 4.04, and 4.08. In rendering such opinion, such counsel may rely upon certificates of officers of the Acquiring Companies, copies of which certificates shall be contemporaneously delivered to Seller; and

          (vi) all documents reasonably requested by Seller with respect to the existence of the Acquiring Companies and the authority for the Acquisition Agreements, in form and substance reasonably acceptable to Seller.



                                  ARTICLE 10

                           Survival; Indemnification

     Section 10.01.

Survival. (a) The representations and warranties of the Seller which are contained in this Agreement or in any certificate delivered pursuant hereto shall terminate on the Closing Date. No claim for indemnification in accordance with this Article 10 based on a misrepresentation or breach of warranty by the Seller shall be brought after the Closing Date.

     (b) The covenants and agreements of the Seller contained herein shall terminate on the Closing Date. No claim for indemnification in accordance with this Article 10 based on a breach of a covenant by the Seller shall be brought after the Closing Date.

     (c) The representations and warranties of the Buyer and PriCellular which are contained in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing for a period of eighteen (18) months after the Closing Date, or in the case of the representations and warranties contained in Article 8 hereof, until the third anniversary of the Closing Date. Any claim for indemnification in accordance with this Article 10 based on a misrepresentation or breach of warranty by Buyer or PriCellular may only be brought within such survival period.

     (d) The covenants and agreements of Buyer and PriCellular contained herein shall survive the execution, delivery and performance of this Agreement for a period of eighteen (18) months after the Closing Date, except that covenants and agreements of Buyer as to the assumption by Buyer of the Assumed Liabilities and the covenant to indemnify and hold harmless Seller under Sections 7.03(b), 7.05 and 10.02(b)(ii) and (iii) shall survive until the expiration of the applicable statute of limitations. Any claim for indemnification in accordance with this
Article 10 based on a breach of a covenant by Buyer and PriCellular may only be brought within such survival period.



     Section 10.02.

Indemnification. (a) Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation (including any by engineers, environmental consultants and similar technical personnel) and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "LOSS") incurred or suffered by Buyer or any of its Affiliates arising out or in connection with:

          (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement; and

          (ii)  any Excluded Liability.

     (b) Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Loss incurred or suffered by Seller or any of its Affiliates arising out or in connection with:

          (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by either of the Acquiring Companies pursuant to this Agreement;

          (ii)  any Assumed Liability; and

          (iii) the ownership and operation of the Purchased Assets and the System from and after Closing.

     (c) The aggregate amount of indemnification payments from Seller under this Section 10.02 shall not exceed $7,500,000.

     (d) Buyer's sole recourse under this Section is to the amounts held by the Escrow Agent pursuant to the Escrow Agreement. No partner of Seller shall be personally liable for any amounts owed to Buyer pursuant to this Section.

     (e) In no event shall the indemnification payments from Seller under this Agreement include consequential damages of any nature (including without limitation lost profits or lost opportunity), Buyer agreeing that its damages shall be limited to actual damages it suffers.

     (f) Seller will not be liable for any Loss under Section 10.02 in respect to a misrepresentation or breach of warranty or covenant except if, and to the extent, the aggregate amount of such Loss and other Losses hereunder (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $500,000. For purposes of this Section 10.02, Buyer may not make a claim for a Loss under Article 10 unless the amount of the Loss arising from such claim (or series of related claims) exceeds $25,000. For the avoidance of doubt, such limitations will not apply to the Excluded Liabilities enumerated in paragraphs
(a) through (f) of Section 2.03.

     Section 10.03.  Procedures. (a) The indemnification provided under Section
10.02 shall be the exclusive remedy of the parties hereto for any breach or non-compliance with any of the terms of this Agreement.

     (b) All claims for indemnification under Section 10.02 hereof shall be asserted and resolved as follows:

          (i) In the event that any claim for which a party (the "INDEMNIFYING PARTY") may be liable to the other party (the "INDEMNIFIED PARTY") hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim) (the "CLAIM NOTICE"). The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the "NOTICE PERIOD") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party's liability to the Indemnified Party hereunder with respect to such claim and
     (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party against such claim, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion. The Indemnifying Party may not settle any claim without the consent of the Indemnified Party, which consent may not be unreasonably withheld or delayed. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at the Indemnified Party's sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such claim, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such claim in the Indemnified Party's sole discretion, and if it is ultimately determined that the Indemnifying Party is responsible therefor under Section 10.02, then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto. If the Indemnifying Party has defended or settled any such claim and it is ultimately determined that the Indemnifying Party is not responsible therefor under Section 10.02, the Indemnified Party shall promptly pay to the Indemnifying Party the amount of the judgment or settlement paid by the Indemnifying Party.

          (ii) In the event the Indemnified Party should have an indemnification claim against the Indemnifying Party hereunder which does not involve a claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness after learning of the basis for such claim send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that the Indemnifying Party disputes such indemnification claim, the amount of such indemnification claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party does timely notify Indemnified Party that it disputes such claim, the parties shall attempt to resolve such dispute within 30 days and if not so resolved, the Indemnified Party must bring an action to determine liability for indemnification within 60 days thereafter or shall lose its rights to indemnification, provided that the Indemnified Party will not be required to bring any such action prior to the earlier of (i) the date on which such claim would expire pursuant to Section 10.01 and (ii) the date on which the aggregate amount of liquidated Losses that are the subject of unresolved Claims Notices exceeds $500,000 prior to eighteen months after the Closing Date, and $300,000 thereafter.

          (iii) The Indemnifying Party shall have no liability for indemnification for a claim unless the Indemnifying Party agrees to same or is found to be liable by a court (or arbitration panel) of competent jurisdiction.

          (iv) In connection with any indemnification claim, the Indemnified Party shall give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which relate to the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party with respect thereto and Indemnified Party otherwise shall cooperate with Indemnifying Party (and with its insurance company, if applicable) in defending a third party claim.

     (c) In computing the amount to be paid pursuant to the indemnification provisions of Section 10.02, the indemnification shall be for the net amount of a loss after giving effect to anything which mitigates the loss (and the Indemnified Party agrees to use its reasonable best efforts to mitigate such loss), and after taking into account insurance proceeds or any other recovery resulting from the loss. If, after the payment of any indemnification hereunder, the amount of a loss shall be reduced beyond the amount that an indemnification obligation has previously been reduced pursuant to the preceding sentence, then the amount of such additional reduction in loss (less any expenses incurred in connection with such reduction) shall promptly be repaid to the party that made the payment to which the reduction relates.

     (d) Neither Seller nor either of the Acquiring Companies shall take any action outside the ordinary course of business with the sole intent of creating a right to indemnification under this Agreement that would not otherwise exist but for such action.

     (e) The parties agree to arbitrate disputes hereunder as provided in the Escrow Agreement or pursuant to any other mutually agreeable procedure.

     Section 10.04.

Escrow. (a) Pursuant to Section 2.05 hereof, at Closing Buyer shall pay to the Escrow Agent the Initial Escrow Amount, to be held and applied by the Escrow Agent in accordance with the terms of this Section 10.04 and the Escrow Agreement. The Escrow Agreement shall provide that the amounts deposited with the Escrow Agent shall be used to satisfy Seller's liability to Buyer, if any, under Article 10 hereof. The administrative costs of the Escrow Agent will be shared equally by each of Buyer and Seller.

     (b) On the fifth business day after the six-month period following the Closing Date, the Escrow Agent shall release to Seller an amount such that the remaining balance in the Escrow Account shall equal the sum of (i) $5,000,000 and (ii) the amount of any claims made by Buyer pursuant to Section 1003 hereof in respect of which Seller either (x) disputes its liability and there has been no resolution of such dispute pursuant to Section 10.03(b) hereof or (y) does not dispute its liability but for any reason has not yet paid Buyer, or directed Escrow Agent to pay Buyer, the amount owed in respect of such claim ("UNRESOLVED CLAIM"), provided that no amounts will be added for Unresolved Claims if they are less than $500,000 in the aggregate.

     (c) On the fifth business day after the eighteen-month period following the Closing Date, the Escrow Agent shall release to Seller an amount such that the remaining balance in the Escrow Account shall equal the sum of (i) $3,000,000 and (ii) the amount of any Unresolved Claims, provided that no amounts will be added for Unresolved Claims if they are less than $300,000 in the aggregate.

     (d) On the fifth business day after the three-year period following the Closing Date, the Escrow Agent shall release to Seller the amount remaining in the Escrow Account, minus the amount of any then Unresolved Claims.

     (e) If any Unresolved Claim is paid by Seller, or there is a resolution of the dispute pursuant to Section 10.03(b) with regards to such Unresolved Claim, the Escrow Agent shall promptly thereafter release to Seller the amount previously withheld in respect of such Unresolved Claim pursuant to this Section 10.04, minus any amounts to be paid by Escrow Agent to Buyer or other parties pursuant to such resolution.



                                  ARTICLE 11

                                  Termination

     Section 11.01.

Termination.

     (a) Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

          (i)  By agreement of the parties in writing;

          (ii) By Buyer within 35 days after the date of this Agreement if any environmental investigation conducted by Buyer pursuant to Section 5.04 hereof shall have revealed any condition or state of facts that, in the opinion of Strata Environmental or another nationally recognized environmental consultant, could reasonably be expected to require cleanup or other remedial action, or to result in a liability, under Environmental Laws that could reasonably be expected to exceed $100,000 (a "PROJECTED ENVIRONMENTAL EXPENSE "); provided that Buyer shall not have the right to terminate the Agreement if Seller promptly and to the reasonable satisfaction of Buyer conducts all cleanup or other remedial action required to eliminate completely such Projected Environmental Expense;

          (iii) Buyer or Seller if the Closing has not occurred by 12:01 A.M. on July 1, 1998; and

          (iv) By Buyer or Seller, by written notice to the other if there has been a material misrepresentation or breach on the part of the other party of the representations, warranties, covenants or agreements set forth in this Agreement which has not been cured within 15 days after the terminating party has given written notice to the other party requesting that such cure be effected.

     (b) If this Agreement is terminated and the transactions contemplated hereby are not concluded as described above, this Agreement will become void and of no further force and effect, provided that (i) the obligations of the parties described in Sections 7.02, 7.04 and 13.01 will survive any such termination,
(ii) no such termination will relieve the Seller or Acquiring Companies from liability for any misrepresentation or breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination and
(iii) any claim by a party against another party for monetary damages resulting from such other party's misrepresentation or breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination (x) shall be made under and in accordance with Article 10 hereof (which Article shall survive such termination) and (y) shall be brought within six months of such termination. Notwithstanding any other provision of this Agreement, Seller or the Acquiring Companies as the case may be, may waive in writing any default or breach of any other party hereto (the Acquiring Companies being considered one party for purposes of this sentence) and demand specific performance hereunder; provided, that the party seeking specific performance has fully complied with the terms of this Agreement.



                                  ARTICLE 12

                          Obligations of  PriCellular

     Section 12.01.

Guaranty by PriCellular of Buyer's Obligations.

     (a) PriCellular agrees to take all action necessary or appropriate to cause and enable Buyer to perform all of its covenants, agreements and obligations under the Acquisition Agreements. In addition, PriCellular hereby irrevocably and unconditionally guarantees to Seller the prompt and full discharge by Buyer of all of Buyer's covenants, agreements, obligations and liabilities under the Acquisition Agreements including, without limitation, the due and punctual payment of all amounts which are or may become due and payable by Buyer hereunder when and as the same shall become due and payable (collectively, the "BUYER OBLIGATIONS"), in accordance with the terms hereof. PriCellular acknowledges and agrees that, with respect to all Buyer Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Buyer. If Buyer shall default in the due and punctual performance of any Buyer Obligation, including the full and timely payment of any amount due and payable pursuant to any Buyer Obligation, PriCellular will forthwith perform or cause to be performed such Buyer Obligation and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.

     (b) The obligations of PriCellular hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

          (i) any extension, renewal, settlement, compromise, waiver or release in respect of any Buyer Obligation under this Agreement, by operation of law or otherwise;

          (ii) any modification or amendment of or supplement to this Agreement;

          (iii) any change in the corporate existence, structure or ownership of Buyer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or its assets or any resulting release or discharge of any Buyer Obligation;

          (iv) the existence of any claim, set-off or other rights which PriCellular may have at any time against Buyer, Seller or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

          (v) any invalidity or unenforceability relating to or against Buyer for any reason of this Agreement; or

          (vi) any other act or omission to act or delay of any kind by Buyer, Seller or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 12.01(b), constitute a legal or equitable discharge of or defense to PriCellular's obligations hereunder.

Section 12.2. Representations and Warranties of PriCellular. (a) Organization and Existence. PriCellular is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. True, correct and complete copies of the certificate of incorporation and bylaws of PriCellular as the same are in effect have been delivered to Seller.

     (b) Authorization. PriCellular has full power and authority to execute, deliver and perform its obligations under the Acquisition Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Acquisition Agreements and all transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action on the part of PriCellular. This Agreement is a valid and binding obligation of PriCellular, enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and except for limitations imposed by general principles of equity.

     (c) Governmental Authorization. The execution, delivery and performance by PriCellular of the Acquisition Agreements require no action by or in respect of, or filing with, any governmental body, agency or official other than filings described in Section 4.03 hereof.

     (d) Non-Contravention. The execution, delivery and performance by the Acquiring Companies of the Acquisition Agreements do not and will not (i) violate the certificate of incorporation or bylaws of PriCellular or (ii) assuming compliance with the matters referred to in Section 4.03 hereof, violate any applicable law, rule, regulation, judgment, injunction, order or decree. PriCellular is not a party to or bound by any contract prohibiting the consummation of the transactions contemplated hereby nor any contract or contracts that either separately or in the aggregate materially and adversely affect PriCellular's ability to consummate the transactions contemplated by the Acquisition Agreements.

     (e) No Knowledge with Respect to Buyer Representations and Warranties. PriCellular does not have knowledge of any facts or circumstances which, if known by Buyer, would make any of Buyer's representations or warranties contained herein untrue and to PriCellular's best knowledge, each of Buyer's representations and warranties are true and correct.



                                  ARTICLE 13

                                 Miscellaneous

     Section 13.01.

Expenses. Regardless of whether or not the transactions contemplated hereby are consummated, Seller and the Acquiring Companies will pay, except as otherwise provided herein, their own expenses, income and other taxes, and costs (including, without limitation, the fees, disbursements and expenses of their attorneys, accountants and consultants) incurred by each of them in negotiating, preparing, closing, and carrying out this Agreement and the transactions contemplated by this Agreement.

     Section 13.02.

Notices. Notices hereunder must be in writing and must be sent by overnight delivery, and will be effective on the date such notice is delivered if sent as follows:

         Notices to Seller:

               Tennessee 04 Partners, L.P.
               3 Bala Plaza East
               Suite 502
               Bala Cynwyd, PA 19004
               Fax: (610) 660-4930
               Attn: Paul Bachow and Sal Grasso

         with a copy to:

               Drinker Biddle & Reath LLP
               Philadelphia National Bank Building
               1345 Chestnut Street
               Philadelphia, PA 19107-3496
               Fax: (215) 988-2757
               Attn: Howard A. Blum

         Notices to either Acquiring Company:

               Kyle Cellular Corporation
               c/o PriCellular Corporation
               711 Westchester Avenue
               White Plains, New York  10604
               Fax:  (914) 422-3939
               Attn: Steven Price and Stuart Rosenstein

         with a copy to:

               Davis Polk & Wardwell
               450 Lexington Avenue
               New York, New York  10017
               Fax:  (212) 450-4800
               Attn: John Buttrick

Any party may change the address to which notices are to be addressed by giving the other parties notice in the manner herein set forth.

      Section 13.03. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

       Section 13.04.

Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 13.05.  Entire Agreement.   This Agreement and the Schedules and
Exhibits hereto contain the entire agreement between the parties hereto with respect to their subject matter and supersede all negotiations, prior discussions, agreements, arrangements and understandings, written or oral, relating to the subject matter of this Agreement and the Schedules and Exhibits hereto.

     Section 13.06.

Invalidity of Any Provision. In case any provision of this Agreement not material to the benefits intended to be conferred hereby is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

     Section 13.07.

Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that (i) Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Purchased Assets, but no such transfer or assignment will relieve either Acquiring Company of its obligations hereunder, and (ii) the rights of Buyer hereunder may be collaterally assigned to any of Buyer's lenders. No provision of this Agreement is intended to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

     Section 13.08.

Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

     Section 13.09.

Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                       KYLE CELLULAR CORPORATION


                       By: /s/ Steven Price
                           -----------------------------------
                            Name: Steven Price
                            Title:  President


                       PRICELLULAR CORPORATION


                       By: /s/ Steven Price
                           -----------------------------------
                            Name: Steven Price
                            Title: President


                        TENNESSEE 04 PARTNERS, L.P.

                        By: Bachtel TN-04, L.P.
                               its general partner

                        By: Bachtel Investment GP, Inc.
                               its general partner


                        By: /s/ Paul S. Bachow
                           -----------------------------------
                             Name: Paul S. Bachow
                             Title: President

                      ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of January 15, 1998 by and among Kyle Cellular Corporation, a Delaware corporation ("BUYER") and Tennessee 04 Partners, L.P., a Delaware limited partnership ("SELLER").


                              W I T N E S S E T H

     WHEREAS, Buyer, Seller and certain other parties have concurrently herewith consummated the purchase by Buyer of the Purchased Assets pursuant to the terms and conditions of the Asset Purchase Agreement dated as of October 31, 1997 by and among the Acquiring Companies and Seller (the "ASSET PURCHASE AGREEMENT"; terms defined in the Asset Purchase Agreement and not otherwise defined herein being used herein as therein defined);

     WHEREAS, pursuant to the Asset Purchase Agreement, Buyer has agreed to assume certain liabilities and obligations of Seller with respect to the Purchased Assets and the System;

     NOW THEREFORE, in consideration of the sale of the Purchased Assets and in accordance with the terms of the Asset Purchase Agreement, Buyer and Seller agree as follows:

     (1) (a) Seller does hereby sell, transfer, assign and deliver to Buyer all of the right, title and interest of Seller in, to and under the Purchased Assets; provided that no sale, transfer, assignment or delivery shall be made of any or any material portion of any of the Contracts or Licenses if an attempted sale, assignment, transfer or delivery, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder.

     (b) Buyer does hereby accept all the right, title and interest of Seller in, to and under all of the Purchased Assets (except as aforesaid) and Buyer assumes and agrees to pay, perform and discharge promptly and fully when due all of the Assumed Liabilities and to perform all of the obligations of Seller to be performed under the Contracts.

     (2) This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

     (3) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                        KYLE CELLULAR CORPORATION


                        By: /s/ Stuart Rosenstein
                           -----------------------------------
                           Name: Stuart Rosenstein
                           Title: Vice President


                        PRICELLULAR CORPORATION


                        By: /s/ Stuart Rosenstein
                           -----------------------------------
                           Name: Stuart Rosenstein
                           Title: Executive Vice President


                        TENNESSEE 04 PARTNERS, L.P.

                        By: Bachtel TN-04, L.P.
                             its general partner


                        By: Bachtel Investment GP, Inc.
                             its general partner


                        By: /s/ Salvatore A. Grasso
                           -----------------------------------
                           Name: Salvatore A. Grasso
                           Title: Vice President

                                       2